Exhibit 10.35

March 22, 2016 Ron Pasek

16235 Oak Glen Ave Morgan Hill, CA 95037

Dear Ron:

We are pleased to offer you the position of Executive Vice-President, CFO, with NetApp, Inc. (“NetApp” or the “Company”). In this exempt position, you will report to the CEO, George Kurian, and will be based out of our facility, located at: 495 East Java Drive, Sunnyvale, CA. Your annual base salary will be $550,000, less applicable tax withholdings and deductions.

In addition to your base compensation, you will be eligible to earn an annual incentive compensation payout in accordance with the NetApp FY’17 Incentive Compensation Plan (the “Plan”). For your position, the annual target incentive compensation payout is 110% of your eligible earnings for FY’17 as defined in the Plan. The executive incentive plan is based on 100% financial goal attainment of the company. There are two measures that determine the payout: 1) annual revenue target; and 2) net operating target.

New Hire Equity

You will receive a new hire equity grant with a value of $1,500,000 RSU’s that are 100% time based. The $1 ,500 ,000 value will be delivered 100% in time vested RSU’s, which shall vest at a rate of 25% per year ratably over four years from date of grant, on each annual anniversary of the grant date, subject to your continued employment through the applicable vesting date.  The effective date of the grant will be on or about the 15th of the month following the month of your date of hire.

Performance Based RSU Equity

You will also participate in the annual equity plan. For FY17, your annual value will be $2.010M.

The $2.010M value will be delivered in two equity grants, with 60% of the total value, or $1.2M, in the form of a performance based RSU grant (the “PBRSUs”) with a three year performance period and subject to the terms, conditions and performance criteria determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) at the time of grant. The remaining 40% of the total value, or $810,000, will be in the form of time- based RSUs (the “Time-based RSUs”) which shall vest at the annual rate of 25% of the total number of RSUs subject to the Time-based RSUs on each annual anniversary of the grant date, subject to your continued employment with the Company through the applicable vesting date.

The date of grant and vesting commencement date of the PBRSUs shall be as determined by the Compensation Committee in the first quarter of the Company’s fiscal year 2017. The date of grant of the Time-based RSUs will be commensurate with the Company's annual equity program, currently scheduled to be in June 2016.

As a regular employee of the Company, you are eligible for NetApp benefits, including medical, dental and life insurance, as of your hire date. The Company reserves the right to modify, amend or terminate any employee benefits at any time for any reason.

Vacation

As an Executive Vice President, you will not accrue any annual vacation. You are permitted to take vacation at your convenience in any number of days you require, subject to your manager's approval and provided that the vacation day(s) does not unreasonably interfere with the performance of your job.

Executive Physical Benefit

Our medical insurance plan with UHC includes an Executive Physical Benefit-once per calendar year, payable at 100% up to a maximum of $2,500 whether an in-network or out-of-network physician is used. You will receive additional details regarding this benefit from the HR Benefits Team.

Insider Trading

As an employee of NetApp, you are required to sign and agree to the Code of Conduct which includes the Company’s Insider Trading Policy. As an Executive Vice President, you are considered an “Insider” under that policy and as a result, you are required to abide by the “Trading Window”, as well as, any other obligations under that policy.

Non-Quali fied Deferred Compensation Plan

30 days after you are hired, you are eligible for enrollment in the NetApp Non-Qualified Deferred Compensation Plan. The objective of the Non-Qualified Deferred Compensation Plan is to provide you with an opportunity to defer income (annual base and/or incentive compensation) on a pre-tax basis. You will receive additional details on this Plan from the HR Benefits Team within 30 days of your hire date.

As a technology leader, NetApp develops and works with sensitive technologies controlled under various United States export laws and associated federal regulations. Due to these controls, you will need to complete the NetApp Export Control Disclosure & Agreement, as it is sometimes necessary for NetApp to secure export licenses. NetApp Human Resources or your hiring manager will notify you if a license is required, and whether NetApp will apply for a license on your behalf. This offer of employment, or your continued employment (if applicable), is contingent upon NetApp obtaining any required license. If NetApp decides not to apply for a license or if a license is not obtained within a reasonable period of time (as determined in NetApp's sole discretion), NetApp reserves the right to rescind this employment offer or terminate your employment.

This offer of employment is contingent upon your being able to provide evidence of your authorization to work in the United States. On your first day at NetApp, you are required to provide the Company with a completed Form I-9 (U.S. Employment Verification Eligibility), which you will receive separately, and the legally-required proof of your identity and authorization to work in the United States.

This offer of employment is also contingent upon your satisfactorily completing, agreeing to, signing, and otherwise fulfilling the following NetApp documents and associated clearance processes (as determined in NetApp’s sole discretion). NetApp also reserves the right to rescind this employment offer or terminate your employment for failure to satisfactorily complete the following documents and processes:

1.	NetApp Code of Conduct & Conflicts of Interest Certification
2.	NetApp Insider Trading Policy & Consent
3.	NetApp Proprietary Information & Inventions Agreement and Disclosure
4.	NetApp Export Control Disclosure & Agreement
5.	NetApp Background Check

5.6 NetApp Directors' and Officers' Questionnaire

This offer is contingent upon Board approval of your appointment as Chief Financial Officer following completion of the foregoing documents and processes.

We are of the understanding that: (i) you have checked to make sure that you are under no legal obligations (by contract with a prior employer or otherwise) that would prevent or prohibit you from performing the duties of the position that you are being offered, (ii) you have had the opportunity to seek legal advice if it was necessary to address or evaluate your obligations in this regard, (iii) that you can represent to the Company that you are under no legal obligations that would prohibit you from performing the duties of the position being offered to you, and that (iv) you will not, in the performance of your duties to the Company, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favor of any third party.

The Company does not want you to bring with you any confidential or proprietary material of any former employee or to violate any other obligation to your former employers. NetApp’s offer of employment is contingent upon your full compliance with the terms of any valid existing agreements with a prior employer or otherwise, and NetApp specifically reserves the right to revoke this offer or terminate your employment if for any reason you are contractually restricted from performing the full duties of the position being offered to you.

Employment with NetApp is for no specific period of time. As a result, either NetApp or you are free to terminate the employment relationship at any time for any reason, with or without notice or cause. This is the full and complete agreement between NetApp and you on this term. Although your job duties, tit le, compensation and benefits, as well as the Company's policies and procedures, may change from time-to-time, the "at-will" nature of your employment may only be changed in an express writing signed by the President of the Company and you.

This letter sets forth the terms of your employment with NetApp and supersedes any prior representations or agreements, whether written or oral. This offer will expire on Tuesday, March 29, 2016. Please electronically sign the offer letter on or prior to the expiration date of this offer.

We look forward to having you join us. Shortly you will receive a “Welcome” email with login instructions asking you to log in to the NetApp Pre-Boarding tool. The tool provides a preview of NetApp's values and culture and contains important forms that you must complete before your start date. Please log on to www.netapp. com before your start date to catch up on news, press releases and other information related to the Company. If you have any questions, please contact me directly.

Sincerely,

/s/ Grace Soriano-Abad

Grace Soriano-Abad

Vice President, Global Staffing NetApp, Inc.

I have read, agree to and accept this employment offer:

/s/ Ronald James Pasek                 March 23, 2016

           Date

April 11,2016

My starting date will be

March 23, 2016

Date